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                                                                                                                      EXHIBIT 12.1
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)


                                          Six Months Ended
                                              June 30,                                   Year Ended December 31,
                                       ----------------------        --------------------------------------------------------------
                                          1999        1998              1998         1997         1996        1995         1994
                                       ----------  ----------        ----------   ----------   ----------  ----------   ----------

Net Earnings from Operations           $   54,881  $   66,930        $  100,483   $   38,399   $   79,384  $   47,660   $   25,066
Add:
     Interest Expense                      76,269      34,007            77,650       52,704       38,819      32,005        7,568
                                       ----------  ----------        ----------   ----------   ----------  ----------   ----------

Earnings as Adjusted                   $  131,150  $  100,937        $  178,133   $   91,103   $  118,203  $   79,665   $   32,634
                                       ==========  ==========        ==========   ==========   ==========  ==========   ==========


Fixed Charges:
     Interest Expense                  $   76,269  $   34,007        $   77,650   $   52,704   $   38,819  $   32,005   $    7,568
     Capitalized Interest                   7,711       8,928            19,173       18,365       16,138       8,599        2,208
                                       ----------  ----------        ----------   ----------   ----------   ---------   ----------

         Total Fixed Charges           $   83,980  $   42,935        $   96,823   $   71,069   $   54,957   $  40,604   $    9,776
                                       ==========  ==========        ==========   ==========   ==========   =========   ==========

Ratio of Earnings, as Adjusted to
  Fixed Charges                               1.6         2.4               1.8          1.3          2.2         2.0          3.3
                                       ==========  ==========        ==========   ==========   ==========   =========   ==========
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